Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon Reports Q3 2020 Revenue Growth of 27%, ARR Tops $200 million, Up 44%

Surge in Total Bookings, Up 56%YOY, Federal Bookings Up 400% YOY

Dear Shareholders,

As 2020 enters the final stretch, Axon is on track to exit the year strong. We are pleased to report a surge in momentum in our business in the third quarter. We drove bookings[1] growth of 62% sequentially and 56% year over year, aided by robust North American demand for body cameras and cloud software, and a rebound in TASER demand driven by the US federal and corrections markets. High-margin annual recurring revenue topped $200 million, doubling in two years’ time. And we are on track to exceed our original 2020 financial targets — which is a testament to the mental toughness and dedication of our teams and the market’s reception to our products that solve real problems.

In February, we told investors that our strategic priorities in 2020 included continuing to execute in our core market, while expanding to new customer segments and accelerating our path-to-market in new product categories. We are pleased to be executing to plan, even amid the economic and logistical challenges presented by the pandemic.

The following two areas of strength are the direct result of accelerated investments in the US federal law enforcement channel and the development of real-time command-and-control software for public safety.

[1] Bookings represents the total expected revenue contribution of contracts signed in the quarter that have a five-year length or shorter. We further define this metric under “Statistical Definitions.”

U.S. federal customers generate $38 million in quarterly bookings

We are thrilled to report rapid progress in the federal market. As a result of targeted investments in building direct relationships with federal customers, we achieved a record $38 million in bookings from federal customers in the third quarter, up 400% year over year. Our successes include the following new programs and contracts, many of which are firsts for Axon:

●	We established our first two programs of record with the federal government, including a $13 million U.S. Customs and Border Protection order for body cameras and digital evidence management. A program of record is a key milestone because it specifies an appropriated line item in the US discretionary budget. Previously, Axon mainly leveraged distributors for sales into the federal government.
●	We signed our first indefinite delivery, indefinite quantity (IDIQ) contract with a federal agency. This type of contract establishes product pricing along with a contract ceiling.
●	We signed our first Officer Safety Plan contract with a federal agency. Officer Safety Plan is our integrated subscription bundle that includes TASER 7, Axon Body 3, and a host of cloud software features to empower an agency. This early achievement gives us confidence that the integrated subscription bundle that has proven popular with municipal law enforcement may also be valuable to the federal adjacency.
●	We sold body cameras and digital evidence management for the first time to the Department of Defense. We have primarily communicated our bullishness regarding Axon’s ability to sell to federal civilian law enforcement. Selling to the DoD further expands Axon’s federal total addressable market.
●	We signed our largest TASER contract in company history, valued at $15.5 million, within the Department of Homeland Security.

We announced Axon Respond, our end-to-end platform to power real-time operations

We introduced Axon Respond to the industry at our August user conference. Although we have talked generally with the investment community about our growing suite of dispatch and communications products, the launch of Respond represented our first formal communication to customers about the availability of “real-time operations” — a broader vision for the category. We are now building a book of business for the platform, which comprises a modern cloud-based dispatch system, communications capabilities, real-time situational awareness through GPS-and-LTE-enabled body cameras, in-car cameras and drones, and integrated light bar and weapon deployment signals, giving everyone a real-time map of what is happening. It is accessible from any device, and is built to evolve, unlike legacy on-premises systems.

The Respond platform is made up of several products that work together and are integrated with Axon’s software suite, which includes digital evidence management and Axon Records. Our teams built this platform after conducting more than 1,000 hours of customer research, which uncovered several consistent problems with legacy 911 dispatching operations: Basic usability falls short of modern software design standards that most consumers take for granted, on-premise legacy systems are inherently less reliable than the modern cloud, and upgrades and performance improvements are complex and infrequent rather than seamless and ongoing. Delayed responses in 911 can be caused by delayed situational awareness — a gap between an event occurring and the system of responders being able to react to the development. Also, officers often have to juggle a rat’s nest of tools — cobbled together from consumer applications, dispatching applications, texting and radio.

We have a growing number of customers using components of Respond. And many agencies are using it regularly as part of their routine police work. In a recent survey of more than 200 users by TechValidate, 90% said that Respond has had a “positive” or “extremely” positive impact on officer safety. Respond is also driving situational awareness, efficiency of daily command operations, and improving relationships with communities.

In the past month, more than 200 agencies have used Respond for Devices (previously referred to as Axon Aware), which is the GPS-enabled service that pairs with the Axon Body 3 camera. Customers include the Atlanta and Cincinnati police departments and Toronto Police Service. In addition, over the past six months, we have seen a 6x increase in usage of live-streaming with Respond for Devices.

In April, Arizona’s City of Maricopa Police Department moved over from a competitor and went live on Axon’s cloud-based computer aided dispatch (CAD) solution to power their 911 incident response — representing our first Dispatch customer. We are encouraged by the pipeline of additional Dispatch customers, as we aim to be first in the category in the coming years.

International expansion continues:

Recent milestones in our international expansion include the Toronto Police Service’s deployment of Axon body cameras, the London Metropolitan Police’s upgrade to Axon Body 3 cameras, government approval to sell TASER 7 in the UK, and the first major agency in Ukraine purchasing TASER devices.

International revenue of $23 million in the quarter represented 15% year-over-year growth and reflected typical third quarter seasonality. Year-to-date international revenue is up 43%.

"Deciding to go with an Axon body camera program was the best decision for Toronto Police Service because the cameras are just part of the bigger picture. The real value is within the digital evidence management solution, which will allow us to manage and share evidence with ease, speed and less costs." --Toronto Police Service Superintendent Michael Barsky

"The National Police of Ukraine will start using TASER (devices) for its operations, which is a completely new tool for law enforcement agencies in our country. We have carefully studied the usage of these devices globally and believe that equipping our units with this innovative device will make them more effective in protecting the rule of law and civil order. We look forward to a long-term partnership with Axon and to truly harnessing the power of their network." --Deputy Minister of Internal Affairs of Ukraine, Mr. Anton Gerashchenko

Environmental, Social & Governance (ESG) update

Axon is a mission-driven company whose overarching goal is to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, and where everyone has access to a fair and effective justice system. We continue to strengthen our focus on ESG.

We see 100% of our revenues as generated by products and solutions that support the UN Sustainable Development Goals, particularly goals 5, 9, 11 and 16. These goals seek to achieve gender equality, build resilient infrastructure and foster innovation, promote safe living conditions in urban areas, reduce violence and death rates, promote the rule of law to ensure everyone equal access to justice, and develop effective, accountable and transparent institutions.

Following the death of George Floyd and this summer's social unrest, Axon became one of the first companies to announce an action plan, including a commitment to help public safety agencies in their work to address systemic inequity, racism, and injustice. As part of this commitment, Axon added a new strategic goal to our mission — to center racial equity, diversity, and inclusion.

On October 28, we unveiled our first eight product features developed in direct support of this goal, which we built through a company-wide initiative called Sprint for Justice. The features focus on transparency, truth and officer development, and aim to reduce violence and social conflict. Importantly, they increase officer accountability with features such as automatically prioritizing body camera videos selected for random audits based on events such as unholstering a TASER device or spoken keywords from the AI-powered transcription of the audio, a use of force dashboard, virtual reality training to assist in handling high-stakes situations like peer intervention, and replay coaching to revisit body camera footage and promote ongoing learning and development.

Summary of Q3 2020 results:

●	Revenue of $166 million grew 27% year over year, with broad-based strength driven by demand for almost all product lines.
●	Gross margin of 59.0% reflected a favorable product mix relative to our expectations. Shipments of low-to-no margin body camera hardware, which we previously communicated, had about 400 basis points of negative gross margin impact in the quarter.
●	Operating expenses of $104 million included $26 million in stock-based compensation expense and $8.6 million in costs related to FTC litigation. (An update on the FTC litigation is below, under “Update on Legal Matters.”)
o	SG&A of $74 million included $19 million in stock-based compensation expense.
o	R&D included $6 million in stock-based compensation expense.
o	Although Axon recognized $17 million in expenses that were particularly related to our innovative stock-based compensation plans in the third quarter, no employees or executives have received shares, because no operational milestones have been achieved. Costs are recognized under these plans when future milestones are considered probable of achievement. For more details about these innovative stock-based compensation plans, which were approved by shareholders and align the interests of management and employees with shareholders, please see our online FAQ at investor.axon.com.
●	GAAP EPS was ($0.01) based on a net loss of $1 million; and Non-GAAP EPS was $0.40.
●	Quarterly Adjusted EBITDA grew 40% year over year. Adjusted EBITDA of $34 million represented a 20% margin on revenue.
●	Cash and cash equivalents and investments totaled $628 million at September 30, 2020.
o	Uses of cash in the third quarter included:
◾	$54 million to purchase a parcel of land in Scottsdale from the Arizona State Land Department at auction, on which we intend to construct our new manufacturing and office facility. We aim to consolidate five locations and bring more automation to future generations of product hardware. We require physical facilities for not only manufacturing, but also hardware R&D, testing laboratories, wireless calibration, quality testing, and a variety of other functions that require physical collaboration. This land investment provides long-term flexibility, optionality and stability for our physical plant operations, and supports Axon’s growth and expansion plans for the next several decades. The acquired land is walking distance from Axon’s current headquarters and manufacturing operations, giving us flexibility to migrate key manufacturing infrastructure over time, with the benefits of minimal business disruption and operational redundancy.
◾	$16 million tied to building up inventory, which helped us respond to strong product demand while preparing us to stagger factory work schedules due to COVID-19, and prepares us for large shipments in the coming weeks.
◾	As we first indicated in May, our elevated inventory build over the course of 2020 is a proactive approach to building safety stock in an effort to minimize shipping disruptions. We are committed to working through COVID-19 supply chain challenges as they arise to support our customers and deliver mission critical equipment.
◾	Finished goods inventory totaled $55 million at third quarter end, including TASER devices due for customer shipments in Q4 2020.
◾	$15 million increase in contract assets tied to selling long-term hardware subscriptions, which results in recognizing revenue when we deliver hardware to our customers ahead of invoicing for the full value of that hardware.
●	Axon has zero debt.

Financial commentary by segment:

TASER

	THREE MONTHS ENDED			CHANGE
	30 SEP 2020	30 JUN 2020	30 SEP 2019	QoQ		YoY
	(in thousands)
Net sales	$84,406	$70,490	$71,743	19.7%		17.7%
Gross margin	62.9%	61.4%	63.1%	150	bp	(20)	bp
●	TASER segment revenue of $84 million reflected robust demand for devices, cartridges, and officer training.
●	Gross margin increased to 62.9% due to lower discounting and higher-margin training revenue. As higher percentages of our TASER units are sold in integrated bundles, we realize a lower gross margin on the TASER units upon shipment than selling stand-alone, but higher gross profit over the life of the subscription. As we note in the next section, the percentage of TASER units sold on a subscription bundle surged to 75% in the quarter, reflecting the value that customers see in our subscription bundles, and our efforts to evolve TASER from a book-and-ship hardware product to a subscription-based de-escalation platform that includes cloud software and training.

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	30 SEP 2020	30 JUN 2020	30 SEP 2019	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$45,462	$41,891	$34,021	8.5%		33.6%
Axon Cloud gross margin	77.1%	77.9%	75.8%	(80)	bp	130	bp

Sensors and Other net sales	$36,574	$28,878	$25,073	26.7%		45.9%
Sensors and Other gross margin	27.5%	42.6%	36.4%	(1,510)	bp	(890)	bp
●	Axon Cloud revenue grew 34% year over year and reflected strong domestic demand for our growing software suite.
●	Axon Cloud gross margin of 77% includes some low-to-no margin professional services that support new installations for SaaS customers. The software-only revenue in this segment, which includes cloud storage and compute costs, has consistently carried a gross margin above 80%.
●	Sensors & Other revenue grew 46% year over year on strong demand for Axon Body 3 cameras.
●	Sensors & Other gross margin was 27.5%. As a reminder, we manage toward a 25% gross margin for camera and sensors hardware, and the gross margin will fluctuate quarter to quarter depending on the customer mix. In the third quarter, we shipped Axon Body 3 cameras at low-to-no margin to our largest customers. We expect

Sensors & Other gross margin in Q4 2020 to be about flat with Q3 as we complete shipments to our largest customers.

Forward-looking performance indicators:

	30 SEP 2020	30 JUN 2020	31 MAR 2020	31 DEC 2019	30 SEP 2019
	($ in thousands)
Annual recurring revenue (1)	$203,815	$183,498	$173,919	$161,277	$141,540
Net revenue retention (2)	120%	119%	119%	121%	*
Total company future contracted revenue (2)	$1,510,000	$1,340,000	$1,274,000	$1,230,000	$1,130,000
Percentage of TASER devices sold on a recurring payment plan	75%	46%	43%	58%	55%

(1)	Monthly recurring license, integration, warranty, and storage revenue annualized.
(2)	Refer to “Statistical Definitions” below.

*       Not disclosed.

●	Annual Recurring Revenue (“ARR”) grew 44% year over year to $204 million — and we’ve doubled our ARR in two years from $102 million in Q3 2018. The record sequential ARR increase of $20 million reflects customer demand for our growing suite of software tools.
●	Net revenue retention was 120% in the quarter, reflecting our ability to walk customers up the value chain over time and our de minimis annual churn rates. We drive adoption of our cloud software solutions through integrated bundling. We are seeing major cities upgrading their subscriptions at individual net dollar retention rates of 150% to 300% to take advantage of our growing suite of productivity and digital evidence management tools. Our agency customers often sign up for five to ten-year subscriptions. This SaaS metric purposely excludes the hardware portion of customer subscriptions. We further define this metric under “Statistical Definitions.”
●	Total company future contracted revenue grew to $1.51 billion. See definition of this metric under “Statistical Definitions.”
●	The percentage of TASER devices sold on a subscription rose to a record 75% in the quarter, reflecting the value that customers see in our integrated subscription bundles and our efforts to evolve TASER from a book-and-ship hardware product to a subscription-based de-escalation platform that includes cloud software and training.

Outlook:

The following forward-looking statements reflect Axon’s expectations as of November 5, 2020, and are subject to uncertainty due to the COVID-19 pandemic.

●	We are tracking to Q4 2020 revenue of $175 million to $185 million, which implies full-year revenue of $630 million to $640 million. The outperformance versus our original 2020 revenue expectation of $615 million to $625 million reflects strength across the business, as well as growing customer diversification, particularly in the US federal and international markets.
●	We expect to see fourth quarter gross margins in line with the third quarter.
●	We expect to achieve Adjusted EBITDA in Q4 2020 of $30 million to $35 million, which implies full year Adjusted EBITDA of about $122 million to $127 million. This outlook exceeds our original expectation of $100 million to $105 million and reflects revenue outperformance and related expense leverage, and travel and event cost savings of approximately $12 million.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but do not affect Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.

o	We expect stock-based compensation expense to be at least $107 million for the full year. However, as our stock-based compensation expense may increase significantly based on increases in the probability of attaining certain operational metrics and with acceleration in the expected timing of such attainment, it is inherently difficult to forecast future stock-based compensation expense.
●	Earlier this year we shared our plans to invest in our channel, product and support infrastructure as we look to scale the business to $1 billion in revenue and beyond. These investments yielded results ahead of our expectations, as evidenced by our strengthened outlook for 2020. We intend to continue these types of investments in 2021. Our initial view of the business in 2021 includes $720 million to $750 million in revenue with $120 million to $130 million in Adjusted EBITDA. We are extremely proud of the high level of execution from our teams that has set us up for continued strength on the top-line and margin performance consistent with a COVID-normalized expense profile.

The impact of COVID-19 remains fluid, although we believe we sell products that meet a critical need. Reductions in economic activity could bring renewed caution from police departments on budgeting. Similar to our communication in our August update, we are not seeing changes in buying activity due to police defunding concerns. We have seen some anecdotal acceleration of body camera buying decisions due to agencies wishing to provide transparency to their communities.

Thank you for your engagement and investment in Axon.

Signed,

Rick Smith, CEO

Luke Larson, President

Jawad Ahsan, CFO

Quarterly conference call and webcast

We will host our Q3 2020 earnings conference call on Thursday, November 5 at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com (https://investor.axon.com/), or can be accessed directly via https://axon.zoom.us/j/93010191090.

Statistical Definitions

Bookings: We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, inclusive of renewals, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided, so long as they are expected to occur within five years. Most bookings will be invoiced in subsequent periods. Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although we have entered into contracts for the delivery of products and services in the future and anticipate the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate funds in future year budgets, or do enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings. Bookings, as presented here, represent total company bookings inclusive of all products, and should not be confused with our historical reported measure of Software & Sensors bookings, which excluded TASER-related bookings. Certain customers sign contracts for time periods longer than five-years, which generates a larger-sized booking — but the expected exercise amounts after the five-year period is not included in bookings, as described here, in order to facilitate comparisons between periods.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty but purposely excludes the lower-margin hardware subscription contingent of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our SEC filings.

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of September 30, 2020. We expect to recognize between 20% - 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following five to seven years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share and Free Cash Flow. The Company’s management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (described below).
●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding pre-tax certain other items, including, but not limited to, net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; loss on impairment; costs related to business acquisitions and investments in unconsolidated affiliates; and costs related to the FTC litigation. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company’s Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment, intangible assets and cash flows related to business acquisitions and other equity investments.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

Axon is the global leader in connected public safety technologies. We are a mission-driven company whose overarching goal is to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, where everyone has access to a fair and effective justice system and where racial equity, diversity and inclusion is centered in all of our work. Axon is also a leading provider of body cameras for US law enforcement, providing more transparency and accountability to communities than ever before.

You may learn about our Environmental, Social, and Governance (ESG) and Corporate Social Responsibility (CSR) efforts by reading our ESG disclosure at investor.axon.com.

We work hard for those who put themselves in harm's way for all of us. More than 236,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737. Axon is a global company with headquarters in Scottsdale, Ariz., and a global software engineering hub in Seattle, Wash., as well as additional offices in the US, Australia, Canada, Finland, Vietnam, the UK and the Netherlands.

Facebook is a trademark of Facebook, Inc.; LTE is a trademark of the European Telecommunications Standards Institute; TechValidate is a trademark of Surveymonkey, Inc.; Twitter is a trademark of Twitter, Inc. and Zoom is a trademark of Zoom Video Communications, Inc. Axon, TASER, TASER 7, Protect Life and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. © 2020 Axon Enterprise, Inc.  All rights reserved.

Follow Axon here:

●	Axon on Twitter: https://twitter.com/axon_us
●	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: the impact of the COVID-19 pandemic; proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; strategies and trends relating to subscription plan programs and revenues; strategies and trends, including the benefits of, research and development investments; the timing and realization of future contracted revenue; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for fourth quarter 2020 revenue, gross margin, adjusted EBITDA, and stock-based compensation expense, and full year 2021 revenue; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10-K for the year ended December 31, 2019. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the potential global impacts of the COVID-19 pandemic; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impact of stock compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity regarding our products; the impact of product mix on projected gross margins; defects in our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including our reliance on third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives and to evolving regulations surrounding privacy and data protection; our ability to integrate acquired businesses; our ability to attract and retain key personnel; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q list various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading "Risk Factors" in the Annual Report on Form 10-K and in the Quarterly Reports on Form 10-Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC.

Update on Legal Matters:

Axon v. FTC

Axon continues to both vigorously prosecute its Federal court case against the FTC and defend the FTC's separate administrative action against the company.

The FTC's administrative hearing that was scheduled to begin on October 13, 2020 has been put on temporary hold by the Federal court of appeals.

As background, Axon’s Federal court constitutional challenge against the FTC was dismissed in April, without prejudice, for lack of jurisdiction, holding that Axon must first bring its claims through the FTC’s administrative process. Axon appealed that ruling to the Ninth Circuit Court of Appeals (No. 20-15662), which granted expedited consideration and held oral argument on July 17, 2020. On October 2, 2020, the Ninth Circuit stayed the FTC administrative hearing to preserve the status quo pending its ruling on Axon's appeal on the merits.

Copies of Axon's Federal court filings, including its most recent appellate brief, can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

As a reminder, in parallel to these matters Axon is evaluating strategic alternatives to litigation, which Axon might pursue if determined to be in the best interests of shareholders and customers. This could include a divestiture of the Vievu entity and/or related assets. While Axon continues to believe the acquisition of Vievu in 2018 was lawful and a benefit to Vievu's customers, the cost, risk and distraction of protracted litigation merit consideration of settlement if achievable on terms agreeable to the FTC and Axon.

For investor relations information please contact Andrea James via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2020	30 JUN 2020	30 SEP 2019	30 SEP 2020	30 SEP 2019
Net sales from products	$120,091	$98,755	$96,497	$326,134	$264,977
Net sales from services	46,351	42,504	34,340	128,729	94,032
Net sales	166,442	141,259	130,837	454,863	359,009
Cost of product sales	57,798	43,825	42,445	150,507	120,265
Cost of service sales	10,404	9,257	8,223	29,331	24,098
Cost of sales	68,202	53,082	50,668	179,838	144,363
Gross margin	98,240	88,177	80,169	275,025	214,646
Operating expenses:
Sales, general and administrative	74,443	72,293	48,424	209,763	134,678
Research and development	29,246	29,560	25,129	85,187	71,976
Total operating expenses	103,689	101,853	73,553	294,950	206,654
Income (loss) from operations	(5,449)	(13,676)	6,616	(19,925)	7,992
Interest and other income, net	2,040	1,613	1,820	4,594	5,978
Income (loss) before provision for income taxes	(3,409)	(12,063)	8,436	(15,331)	13,970
Provision for (benefit from) income taxes	(2,536)	18,696	2,332	12,227	709
Net income (loss)	$(873)	$(30,759)	$6,104	$(27,558)	$13,261
Net income (loss) per common and common equivalent shares:
Basic	$(0.01)	$(0.51)	$0.10	$(0.45)	$0.22
Diluted	$(0.01)	$(0.51)	$0.10	$(0.45)	$0.22
Weighted average number of common and common equivalent shares outstanding:
Basic	63,496	60,346	59,278	61,159	59,128
Diluted	63,496	60,346	60,059	61,159	59,938

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 SEP 2020			30 JUN 2020			30 SEP 2019
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$83,517	$36,574	$120,091	$69,877	$28,878	$98,755	$71,424	$25,073	$96,497
Net sales from services (2)	889	45,462	46,351	613	41,891	42,504	319	34,021	34,340
Net sales	84,406	82,036	166,442	70,490	70,769	141,259	71,743	59,094	130,837
Cost of product sales	31,297	26,501	57,798	27,242	16,583	43,825	26,504	15,941	42,445
Cost of service sales	—	10,404	10,404	—	9,257	9,257	—	8,223	8,223
Cost of sales	31,297	36,905	68,202	27,242	25,840	53,082	26,504	24,164	50,668
Gross margin	53,109	45,131	98,240	43,248	44,929	88,177	45,239	34,930	80,169
Gross margin %	62.9%	55.0%	59.0%	61.4%	63.5%	62.4%	63.1%	59.1%	61.3%

Research and development	3,355	25,891	29,246	3,762	25,798	29,560	3,485	21,644	25,129

	NINE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2020			30 SEP 2019
		Software			Software
		and			and
	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$228,569	$97,565	$326,134	$197,148	$67,829	$264,977
Net sales from services (2)	2,222	126,507	128,729	558	93,474	94,032
Net sales	230,791	224,072	454,863	197,706	161,303	359,009
Cost of product sales	88,787	61,720	150,507	74,044	46,221	120,265
Cost of service sales	—	29,331	29,331	—	24,098	24,098
Cost of sales	88,787	91,051	179,838	74,044	70,319	144,363
Gross margin	142,004	133,021	275,025	123,662	90,984	214,646
Gross margin %	61.5%	59.4%	60.5%	62.5%	56.4%	59.8%

Research and development	10,149	75,038	85,187	10,284	61,692	71,976

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED				NINE MONTHS ENDED
	30 SEP	30 SEP	Unit	Percent	30 SEP	30 SEP	Unit	Percent
	2020	2019	Change	Change	2020	2019	Change	Change
TASER 7	15,908	17,674	(1,766)	(10.0)%	36,352	34,644	1,708	4.9%
TASER X26P	8,119	10,766	(2,647)	(24.6)	26,780	35,244	(8,464)	(24.0)
TASER X2	10,078	9,819	259	2.6	33,656	29,439	4,217	14.3
TASER Pulse	12,811	3,923	8,888	226.6	21,501	8,807	12,694	144.1
Cartridges	852,980	566,347	286,633	50.6	2,441,612	1,789,084	652,528	36.5
Axon Body	62,873	22,037	40,836	185.3	137,803	68,231	69,572	102.0
Axon Flex	3,175	5,409	(2,234)	(41.3)	8,213	12,508	(4,295)	(34.3)
Axon Fleet	2,396	2,967	(571)	(19.2)	7,399	7,143	256	3.6
Axon Dock	9,165	3,724	5,441	146.1	19,096	12,126	6,970	57.5

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2020	30 JUN 2020	30 SEP 2019	30 SEP 2020	30 SEP 2019
EBITDA and Adjusted EBITDA:
Net income (loss)	$(873)	$(30,759)	$6,104	$(27,558)	$13,261
Depreciation and amortization	3,133	2,930	2,709	8,944	8,196
Interest expense	32	5	4	44	27
Investment interest income	(965)	(1,499)	(1,647)	(3,157)	(5,280)
Provision for (benefit from) income taxes	(2,536)	18,696	2,332	12,227	709
EBITDA	$(1,209)	$(10,627)	$9,502	$(9,500)	$16,913

Adjustments:
Stock-based compensation expense	$26,094	$33,835	$13,663	$80,124	$30,195
Transaction costs related to investment in unconsolidated affiliate	—	90	—	923	—
Loss on disposal and abandonment of intangible assets	139	100	33	252	51
Loss on disposal and impairment of property and equipment, net	124	788	845	1,429	2,408
Costs related to FTC litigation	8,573	3,834	—	18,542	—
Adjusted EBITDA	$33,721	$28,020	$24,043	$91,770	$49,567
Net income (loss) as a percentage of net sales	(0.5)%	(21.8)%	4.7%	(6.1)%	3.7%
Adjusted EBITDA as a percentage of net sales	20.3%	19.8%	18.4%	20.2%	13.8%

Stock-based compensation expense:
Cost of product and service sales	$744	$836	$312	$2,170	$775
Sales, general and administrative	19,117	26,766	9,508	60,853	19,130
Research and development	6,233	6,233	3,843	17,101	10,290
Total	$26,094	$33,835	$13,663	$80,124	$30,195

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2020	30 JUN 2020	30 SEP 2019	30 SEP 2020	30 SEP 2019
Non-GAAP net income:
GAAP net income (loss)	$(873)	$(30,759)	$6,104	$(27,558)	$13,261
Non-GAAP adjustments:
Stock-based compensation expense	26,094	33,835	13,663	80,124	30,195
Loss on disposal and abandonment of intangible assets	139	100	33	252	51
Loss on disposal and impairment of property and equipment, net	124	788	845	1,429	2,408
Transaction costs related to investment in unconsolidated affiliate	—	90	—	923	—
Costs related to FTC litigation	8,573	3,834	—	18,542	—
Income tax effects	(8,618)	(8,530)	(3,654)	(24,984)	(8,205)
Non-GAAP net income (loss)	$25,439	$(642)	$16,991	$48,728	$37,710

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2020	30 JUN 2020	30 SEP 2019	30 SEP 2020	30 SEP 2019
Non-GAAP diluted earnings (loss) per share:
GAAP diluted earnings (loss) per share	$(0.01)	$(0.51)	$0.10	$(0.45)	$0.22
Non-GAAP adjustments:
Stock-based compensation expense	0.41	0.56	0.23	1.30	0.50
Loss on disposal and abandonment of intangible assets	0.00	0.00	0.00	0.00	0.00
Loss on disposal and impairment of property and equipment, net	0.00	0.01	0.01	0.02	0.04
Transaction costs related to investment in unconsolidated affiliate	-	0.00	-	0.01	-
Costs related to FTC litigation	0.13	0.06	-	0.30	-
Income tax effects	(0.13)	(0.14)	(0.06)	(0.40)	(0.14)
Non-GAAP diluted earnings (loss) per share (1)	$0.40	$(0.01)	$0.28	$0.79	$0.63

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	64,087	60,346	60,059	61,818	59,938

(1)	The per share calculations for GAAP net income, Non-GAAP adjustments and Non-GAAP diluted earnings per share are each computed independently. Per share amounts may not sum due to rounding.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	30 SEP 2020	31 DEC 2019
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$176,000	$172,250
Short-term investments	330,914	178,534
Accounts and notes receivable, net	172,803	146,878
Contract assets, net	63,105	38,102
Inventory, net	97,610	38,845
Prepaid expenses and other current assets	35,421	34,866
Total current assets	875,853	609,475

Property and equipment, net	102,718	43,770
Deferred tax assets, net	39,773	27,688
Intangible assets, net	10,260	12,771
Goodwill	25,012	25,013
Long-term investments	120,615	45,499
Long-term notes receivable, net of current portion	22,611	31,598
Long-term contract assets, net	15,019	9,644
Other assets	67,288	40,181
Total assets	$1,279,149	$845,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	22,441	25,874
Accrued liabilities	74,114	45,001
Current portion of deferred revenue	154,731	117,864
Customer deposits	2,132	2,974
Other current liabilities	5,137	3,853
Total current liabilities	258,555	195,566

Deferred revenue, net of current portion	87,733	87,936
Liability for unrecognized tax benefits	4,406	3,832
Long-term deferred compensation	4,150	3,936
Deferred tax liability	560	354
Other long-term liabilities	28,592	10,520
Total liabilities	383,996	302,144

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	908,584	528,272
Treasury stock	(155,947)	(155,947)
Retained earnings	144,067	172,265
Accumulated other comprehensive loss	(1,552)	(1,096)
Total stockholders’ equity	895,153	543,495
Total liabilities and stockholders’ equity	$1,279,149	$845,639

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2020	30 JUN 2020	30 SEP 2019	30 SEP 2020	30 SEP 2019
Cash flows from operating activities:
Net income (loss)	$(873)	$(30,759)	$6,104	$(27,558)	$13,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,133	2,930	2,709	8,944	8,196
Loss on disposal and abandonment of intangible assets	139	100	33	252	51
Loss on disposal and impairment of property and equipment, net	124	788	845	1,429	2,408
Stock-based compensation	26,094	33,835	13,663	80,124	30,195
Deferred income taxes	(5,518)	(4,604)	(2,635)	(11,670)	(3,946)
Unrecognized tax benefits	(39)	271	(19)	573	594
Other noncash, net	1,977	1,440	1,101	4,573	2,923
Provision for expected credit losses	118	(244)	—	776	—
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(39,176)	325	(19,491)	(48,551)	(30,497)
Inventory	(16,100)	(34,641)	1,213	(59,371)	(6,302)
Prepaid expenses and other assets	3,729	(10,828)	(6,206)	(4,822)	(11,967)
Accounts payable, accrued liabilities and other liabilities	8,657	20,270	3,224	25,365	(13,528)
Deferred revenue	28,875	725	21,899	34,099	28,476
Net cash provided by (used in) operating activities	11,140	(20,392)	22,440	4,163	19,864
Cash flows from investing activities:
Purchases of investments	(224,090)	(193,085)	(100,701)	(516,687)	(242,693)
Proceeds from call / maturity of investments	128,529	74,355	66,888	287,199	92,207
Purchases of property and equipment	(58,472)	(5,342)	(4,250)	(66,023)	(12,111)
Purchases of intangible assets	(66)	(66)	16	(177)	(328)
Proceeds of disposal from property and equipment	16	—	—	94	—
Investment in unconsolidated affiliate	—	—	—	(4,700)	—
Net cash used in investing activities	(154,083)	(124,138)	(38,047)	(300,294)	(162,925)
Cash flows from financing activities:
Net proceeds from equity offering	—	306,779	—	306,779	—
Proceeds from options exercised	—	267	2	295	106
Income and payroll tax payments for net-settled stock awards	(1,119)	(577)	(1,136)	(6,886)	(3,268)
Net cash provided by (used in) financing activities	(1,119)	306,469	(1,134)	300,188	(3,162)
Effect of exchange rate changes on cash and cash equivalents	812	775	(426)	(303)	(678)
Net increase (decrease) in cash and cash equivalents and restricted cash	(143,250)	162,714	(17,167)	3,754	(146,901)
Cash and cash equivalents, beginning of period	319,359	156,645	221,293	172,355	351,027
Cash and cash equivalents, end of period	$176,109	$319,359	$204,126	$176,109	$204,126

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2020	30 JUN 2020	30 SEP 2019	30 SEP 2020	30 SEP 2019
Net cash provided by (used in) operating activities	$11,140	$(20,392)	$22,440	$4,163	$19,864
Purchases of property and equipment	(58,472)	(5,342)	(4,250)	(66,023)	(12,111)
Purchases of intangible assets	(66)	(66)	16	(177)	(328)
Investment in unconsolidated affiliate	—	—	—	(4,700)	—
Free cash flow, a non-GAAP measure	$(47,398)	$(25,800)	$18,206	$(66,737)	$7,425

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	30 SEP 2020	31 DEC 2019
	(Unaudited)
Cash and cash equivalents	$176,000	$172,250
Short-term investments	330,914	178,534
Long-term investments	120,615	45,499
Total cash and cash equivalents and investments, net	$627,529	$396,283